Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. CORRECTS ERRORS IN OCTOBER 11 INVESTREND REPORT & PRESS RELEASE

LITTLE ELM, TX, Oct. 22, 2004—Noting that it had discontinued Investrend’s fee-based research service on August 13, 2004, Retractable Technologies, Inc. (RVP: AMEX) announced today that an Investrend report and press release issued October 11 stated incorrectly that Retractable had recently settled litigation with Abbott Laboratories. In July, Retractable settled a federal antitrust lawsuit with Becton Dickinson (BD) for $100 million in cash, but it has never been involved in litigation with Abbott Laboratories. Retractable terminated its marketing and distribution agreement with Abbott in October 2003.

The Investrend report also erred in stating that, “Due to the settlement, anti-competitive conduct by the hospital group purchasing organizations and dominant suppliers of needle syringes has become a thing of the past.” In fact, Retractable has no indication that anticompetitive behavior, particularly involving large manufacturers, is “a thing of the past.” Recognizing this, Senators Mike DeWine (R-OH) and Herb Kohl (D-WI) introduced the Medical Device Competition Act of 2004 on October 1 in an attempt to end the abuses of the group purchasing system.

Douglas W. Cowan, vice president and chief financial officer, said that Retractable ended its relationship with Investrend because “we simply felt after more than three years of using the service that neither the Company nor its shareholders had realized any real benefit from it,” adding that “we were disappointed to see a report of this nature since we had cancelled their service and had never spoken with the Investrend analyst who wrote it.” Retractable notified Investrend president Gayle Essary of its decision to terminate the relationship in a letter dated August 13, 2004. At that time, Investrend had a “strong buy” rating on Retractable shares with an $11 price target and had given Retractable no indication of any intention to change that rating one way or another.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com